Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE
05-006	Contacts:	Jim Harp, CFO
Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Lisa Elliott, Sr. Vice President
DRG&E / 713-529-6600

Hornbeck Offshore Announces 10b5-1 Stock Sales Plans

March 18, 2005, New Orleans, Louisiana – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that Todd M. Hornbeck, President and Chief Executive Officer of Hornbeck Offshore, and two trusts for his minor children have entered into sales plans covering certain shares of common stock of the Company owned by them. Under the terms of the plans, adopted in compliance with SEC Rule 10b5-1, Mr. Hornbeck proposes to sell 50,000 shares of HOS common stock and each of the trusts proposes to sell 50,000 shares of HOS common stock, subject to certain minimum price criteria. Similarly, Carl G. Annessa, Executive Vice President and Chief Operating Officer, and James O. Harp, Jr., Executive Vice President and Chief Financial Officer, have entered into 10b5-1 sales plans covering shares of HOS common stock purchasable under certain outstanding options they hold. Each of Messrs. Annessa and Harp propose to sell 40,000 shares of HOS common stock, subject to four different levels of escalating minimum price criteria. These five sales plans extend over various time periods, ranging from nine to twelve months. Combined, these shares represent approximately 1% of the total outstanding common stock of HOS. The shares to be sold by Mr. Hornbeck represent less than 7% of his personal holdings and the shares to be sold by Messrs. Annessa and Harp are those shares that they may purchase under options granted to such officers in their annual awards during 2001, one of their earliest grants. At Hornbeck Offshore’s recent board meeting, it approved an amendment to its insider trading policy to permit 10b5-1 sales plans.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 vessels, with 5 additional vessels under construction.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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